UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 17, 2009

Enova Systems, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

California	1-33001	95-3056150
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1560 West 190th Street, Torrance, California		90501
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	310-527-2800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 17, 2009, the Board of Directors of Enova Systems, Inc. ("Enova") amended the employment agreement of Michael Staran, the President and Chief Executive Officer of Enova, and entered into a severance agreement with Jarett Fenton, the Chief Financial Officer of Enova.

Mr. Staran’s employment agreement was amended to increase the severance payment period from 12 months to 18 months. In addition, if severance payments are triggered, Enova will reimburse Mr. Staran up to $20,000 for relocation expenses.

Except for the amendments described above, all terms and conditions of the employment agreement between Enova and Mr. Staran dated February 11, 2008 (the "Original Agreement") remain unchanged and in full force and effect. The Original Agreement was filed on a Current Report on Form 8-k with the Securities and Exchange Commission on February 15, 2008 and is incorporated herein by reference.

Mr. Fenton’s agreement provides for a 12 month severance provision comparable to Mr. Staran. In the event that Mr. Fenton's employment is terminated by Enova without cause, Mr. Fenton is entitled to receive as severance three months of health benefits and 12 months payment of his current base salary, to be paid on a monthly basis. If Mr. Fenton’s duties or responsibilities are materially diminished or Mr. Fenton is assigned duties that are demeaning or otherwise materially inconsistent with the duties then currently performed by Mr. Fenton, he will have the right to terminate his agreement and receive the same severance payment as if his employment had been terminated without cause.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Enova Systems, Inc.

February 23, 2009	By:	Jarett Fenton

Name: Jarett Fenton
Title: Chief Financial Officer